UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

HILLMAN SOLUTIONS CORP.
_________________________________________________________________________________________________
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_________________________________________________________________________________________________
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Notice of 2022 Annual Meeting of Stockholders

Fellow Hillman Stockholders:

We are pleased to invite you to join us for Hillman’s 2022 Annual Meeting of Stockholders on June 14, 2022 at 10:30 a.m. Eastern Time. In order to make the meeting more accessible for investors around the globe and due to the public health impact of COVID-19, the 2022 Annual Meeting of Stockholders will be conducted via webcast only. You will be able to participate in the virtual meeting online, vote your shares electronically, examine our list of stockholders, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HLMN2022.

When:     June 14, 2022 at 10:30 a.m. Eastern Time.

Where:    www.virtualshareholdermeeting.com/HLMN2022

Items of Business:

1.Elect three directors, each for a term that expires in 2025.
2.Approve, by non-binding vote, the compensation of our named executive officers.
3.Recommend, by non-binding vote, the frequency of future non-binding votes on the compensation of our named executive officers.
4.Ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2022.
5.Transact other business as may properly come before the meeting.

Who can Vote:

Holders of Hillman common shares at the close of business on the record date of April 18, 2022 are entitled to notice of and to vote at the meeting.

How to Vote:

Your vote is important! Please vote your proxy in one of the following ways:

1.By internet, by visiting www.proxyvote.com.
2.By telephone, by calling the number on your proxy card or voting instruction form.
3.By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
4.By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5.By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/HLMN2022.

Attending the Meeting:

Stockholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote, examine our list of stockholders, and submit your questions 15 minutes in advance of, and in real-time during, the meeting by a live audio webcast by visiting www.virtualshareholdermeeting.com/HLMN2022. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

We appreciate your continued confidence in Hillman and we look forward to your participation in our virtual meeting.

By Order of the Board of Directors,

Douglas J. Cahill
Chairman of the Board, President, and Chief Executive Officer
April 20, 2022
Cincinnati, Ohio

Proxy Statement

We are providing this notice, proxy statement, and annual report to the Stockholders of Hillman Solutions Corp. (“Hillman”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Hillman (the “Board”) for use at the Annual Meeting of Stockholders to be held on June 14, 2022, at 10:30 a.m. Eastern Time (the “Annual Meeting”), and at any adjournments thereof. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/HLMN2022. There is no physical location for the Annual Meeting of Stockholders.

Our principal executive offices are located at 10590 Hamilton Avenue, Cincinnati, Ohio 45231. Our telephone number is 513-851-4900. This notice, proxy statement, and annual report, and the accompanying proxy card were first furnished to stockholders on April 20, 2022.

Why are you holding a virtual meeting?

In order to make the meeting more accessible for investors around the globe and in light of the ongoing COVID-19 pandemic, for the safety of all of our stockholders, associates, and community, our 2022 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the meeting, while providing substantially the same access and exchange with the Board and Management as an in-person meeting. We believe that we are observing best practices for virtual stockholder meetings, including by providing a support line for technical assistance and addressing as many stockholder questions as time allows.

Who can vote?

You can vote if, as of the close of business on April 18, 2022, you were a stockholder of record of Hillman common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Hillman’s Board. Hillman is paying the cost of solicitation. We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically by Internet, or by mail.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1.By internet, by visiting www.proxyvote.com

2.By telephone, by calling the number on your proxy card, voting instruction form, or notice.

3.By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.

4.By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.

5.By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/HLMN2022.

How can I participate and ask questions at the Annual Meeting?

We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or by email if you have elected to receive material electronically.

You may log in 15 minutes before the start of the Annual Meeting and submit questions online. We encourage you to submit any question that is relevant to the business of the meeting. Questions asked during the Annual Meeting will be read and addressed during the meeting as time allows. Stockholders are encouraged to log into the webcast 15 minutes prior to the start of the meeting to test their Internet connectivity.

What documentation must I provide to be admitted to the virtual Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank, or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/HLMN2022 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. A replay of the webcast will be available at www.virtualshareholdermeeting.com/HLMN2022 until the 2023 Annual Meeting of Stockholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

We have provided a toll-free technical support “help line” on the virtual Annual Meeting login page that can be accessed by any stockholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

What documentation must I provide to vote online at the Annual Meeting?

If you are a stockholder of record at the close of business on April 18, 2022 and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank, or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/HLMN2022, simply type your question in the “Ask a Question” box and click “submit”. You may submit questions beginning 15 minutes prior to the Annual Meeting start time.

When should I submit my question at the Annual Meeting?

We anticipate having a question-and-answer session following the formal business portion of the meeting during which stockholders may submit questions. Stockholders can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

Can I change or revoke my proxy?

The shares of common stock represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Hillman’s Secretary at 10590 Hamilton Avenue, Cincinnati, Ohio 45231, by executing and sending us a subsequent proxy, or by voting your shares while logged in and participating in the 2022 Annual Meeting of Stockholders.

How many shares are outstanding?

As of the close of business on the record date, April 18, 2022, our outstanding voting securities consisted of 194,186,576 shares of common stock.

How many votes per share?

Each share of common stock outstanding on the record date will be entitled to one vote on each of the three director nominees and one vote on each other proposal. Stockholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered stockholder and you return your proxy card without instructions, the proxies will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on Proposals 1, 2, and 3, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for stockholder vote, is set forth below.

What are the voting requirements and voting recommendation for each of the proposals?

Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-vote
No. 1 Election of Directors	FOR each Director Nominee	More votes “FOR” than “AGAINST” since an uncontested election	No Effect	No Effect
No. 2 Non-Binding Vote to approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the vote	No Effect	No Effect
No 3. Non-Binding Vote to recommend frequency of future Non-Binding votes on Executive Compensation	ONE YEAR	Affirmative vote of the majority of shares participating in the vote	No Effect	No Effect
No. 4 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the vote	No Effect	Not Applicable

Proposals to Stockholders

Item No. 1. Election of Directors

You are being asked to elect three director nominees for a term expiring in 2025. The Board recommends that you vote FOR the election of all director nominees.

As of the date of this proxy statement, the Board consists of ten members and is divided into two classes of three members and one class of four members. The members of the three classes are elected to serve for staggered terms of three years.

Each of the nominees is a current director of the Company who has consented to stand for re-election to the Board with a term expiring at the Company’s 2025 Annual Meeting of Stockholders. In the event that any of the nominees becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a new nominee, and the persons named as proxies will vote for that substitute nominee.

The experience, qualifications, attributes, and skills that led the Nominating and ESG Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. References to director service to Hillman include service to our predecessor companies HMAN Group Holdings, Inc. and The Hillman Companies, Inc., as applicable.

Nominees for Term to Expire in 2025

Douglas J. Cahill Chairman, President, and Chief Executive Officer Age 62 Director Since 2014	Mr. Cahill has been our Chairman since 2014 and Hillman’s President and Chief Executive Officer since 2019. Prior to joining Hillman, Mr. Cahill was a Managing Director of CCMP from July 2014 to July 2019 and was a member of CCMP’s Investment Committee and previously was an Executive Adviser of CCMP from March 2013. Mr. Cahill served as President and Chief Executive Officer of Oreck, the manufacturer of upright vacuums and cleaning products, from May 2010 until December 2012. Prior to joining Oreck, Mr. Cahill served for eight years as President and Chief Executive Officer of Doane Pet Care Company, a private label manufacturer of pet food and former CCMP portfolio company, through to its sale to MARS Inc. in 2006. From 2006 to 2009, Mr. Cahill served as president of Mars Petcare U.S. Prior to joining Doane in 1997, Mr. Cahill spent 13 years at Olin Corporation, a diversified manufacturer of metal and chemicals, where he served in a variety of managerial and executive roles. Mr. Cahill serves as a Board Member for Junior Achievement of Middle Tennessee and the Visitor Board at Vanderbilt University’s Owen Graduate School of Management. In January 2009, Mr. Cahill was appointed as an Adviser to Mars Incorporated. Mr. Cahill previously served as a director of Banfield Pet Hospital from 2006 to 2016, Ollie’s Bargain Outlet (Nasdaq: OLLI) from 2013 to 2016, Jamieson Laboratories from 2014 to 2017, Founder Sport Group from 2016 to 2019, and Shoes for Crews from 2015 to 2019. Mr. Cahill serves as the Chairman of our board of directors due to his financial, investment, and extensive management experience.

Joseph M. Scharfenberger, Jr. Director Age 50 Director Since 2015 Committees: Compensation Nominating and ESG	Mr. Scharfenberger has been a Managing Director of CCMP since July 2009 and is a member of CCMP’s Investment Committee. Prior to joining CCMP, Mr. Scharfenberger worked at Bear Stearns Merchant Banking. Prior to joining Bear Stearns Merchant Banking, Mr. Scharfenberger worked in the private equity division at Toronto Dominion Securities. Mr. Scharfenberger currently serves on the boards of Founder Sport Group, Shoes for Crews, and Truck Hero, Inc. Mr. Scharfenberger previously served as a director of Jamieson Laboratories from 2014 to 2017 and as a director of Jetro Cash and Carry from 2015 to 2019. Mr. Scharfenberger was selected to serve on our board of directors due to his financial, investment, and business experience. Mr. Scharfenberger was initially selected as a director nominee pursuant to CCMP’s nomination rights.

Richard F. Zannino Director Age 63 Director Since 2014 Committees: Compensation Nominating and ESG	Mr. Zannino has been a Managing Director of CCMP since July 2009 and is a member of CCMP’s Investment Committee. Prior to joining CCMP, Mr. Zannino was Chief Executive Officer and a member of the board of directors of Dow Jones & Company. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 before his promotion to Chief Operating Officer in July 2002 and to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. Mr. Zannino joined Liz Claiborne in 1998 as Chief Financial Officer. In 1998, Mr. Zannino served as Executive Vice President and Chief Financial Officer of General Signal. From 1993 until early 1998, Mr. Zannino was at Saks Fifth Avenue, ultimately serving as Executive Vice President and Chief Financial Officer. Mr. Zannino currently serves on the boards of Ollie’s Bargain Outlet (Nasdaq: OLLI), Estee Lauder Companies (NYSE: EL), IAC/InterActiveCorp. (Nasdaq: IAC), Founder Sport Group, and Shoes for Crews and is a trustee of Pace University. Mr. Zannino previously served as a director of Eating Recovery Center from 2018 to 2021, Truck Hero, Inc. from 2018 to 2021, and Jamieson Laboratories from 2014 to 2017. Mr. Zannino was selected to serve on our board of directors due to his financial, investment, and business experience. Mr. Zannino was initially selected as a director nominee pursuant to CCMP’s nomination rights.

The Board Recommends a Vote For Each Director Nominee.

Continuing Directors – Term to Expire in 2023

Aaron P. Jagdfeld Director Age 50 Director Since 2014 Committees: Compensation (Chair) Nominating and ESG	Mr. Jagdfeld has been the President and Chief Executive Officer of Generac Power Systems, Inc. since September 2008 and a director of Generac since November 2006 (NYSE: GNRC). Mr. Jagdfeld began his career at Generac in the finance department in 1994 and became Generac’s Chief Financial Officer in 2002. In 2007, he was appointed President and was responsible for sales, marketing, engineering, and product development. Prior to joining Generac, Mr. Jagdfeld worked in the audit practice of the Milwaukee, Wisconsin office of Deloitte & Touche from 1993 to 1994. Mr. Jagdfeld was selected to serve on our board of directors due to his extensive management and financial experience. Mr. Jagdfeld was initially selected as a director nominee by mutual consent of CCMP and Landcadia.

David A. Owens Director Age 59 Director Since 2018 Committees: Compensation Nominating and ESG (Chair)	Mr. Owens has been a Professor at Vanderbilt University’s Owen Graduate School of Business since August 2009. At Vanderbilt, Mr. Owens has taught The Practice of Management. Mr. Owens also has served on the Board of the Nashville Entrepreneur Center since 2019. Mr. Owens was selected to serve on our board of directors due to his financial and business experience. Mr. Owens was initially selected as a director nominee by mutual consent of CCMP and Landcadia.

Philip K. Woodlief Director Age 68 Director Since 2015 Committees: Audit (Chair) Nominating and ESG	Mr. Woodlief has been an independent financial consultant since 2007 and was an Adjunct Professor of Management at Vanderbilt University’s Owen Graduate School of Business from October 2010 to January 2020. At Vanderbilt, Mr. Woodlief taught Financial Statement Research and Financial Statement Analysis. Mr. Woodlief also currently serves as a Visiting Instructor of Accounting at Sewanee: The University of the South. Prior to 2008, Mr. Woodlief was Vice President and Chief Financial Officer of Doane Pet Care, a global manufacturer of pet products. Prior to 1998, Mr. Woodlief was Vice President and Corporate Controller of Insilco Corporation, a diversified manufacturer of consumer and industrial products. Mr. Woodlief began his career in 1979 at KPMG Peat Marwick in Houston, Texas, progressing to the Senior Manager level in the firm’s Energy and Natural Resources practice. Mr. Woodlief was a certified public accountant. Mr. Woodlief currently serves on the board of trustees, and chairs the Finance Committee, of Sewanee St. Andrew’s School. Mr. Woodlief previously served on the board of Founder Sport Group from 2017 to 2020. Mr. Woodlief was selected to serve on our board of directors due to his financial and business experience. Mr. Woodlief was initially selected as a director nominee by mutual consent of CCMP and Landcadia.

Continuing Directors – Term to Expire in 2024

Diana Dowling Director Age 57 Director Since 2021 Committees: Compensation Nominating and ESG	Ms. Dowling has been an innovation and strategy consultant advising corporations on partnerships, M&A activity, and new product initiatives since 2017. Her recent clients include Epiq, where she focused on data privacy products and acquisitions, and Pitney Bowes, where she focused on mobile location data and ecommerce. While consulting at Pitney Bowes, Ms. Dowling led both the business strategy for the Newgistics acquisition, as well as the post-merger integration. She is also the CEO/Founder of Two Hudson Ventures, investing in start-ups and real estate. Earlier in her career, Ms. Dowling was a VP of Business Development at MaMaMedia, a digital media startup, and Director of Business Development at Hearst New Media. In addition, she worked as a market research analyst at Tontine Partners. Ms. Dowling began her career as an analyst and associate at Bankers Trust. She was Executive Director of Harvard Business School Alumni Angels NY, as well as Co-Chair of HBSCNY Entrepreneurship. Ms. Dowling was selected to serve on our board of directors due to her experience in digital marketing, e-commerce, data and analytics, innovation, new business development, and M&A. Ms. Dowling was initially selected as a director nominee by mutual consent of CCMP and Landcadia.

Teresa Gendron Director Age 52 Director Since 2021 Committees: Audit Nominating and ESG	Ms. Gendron has been the Vice President and Chief Financial Officer of Jefferies since September 2014. From 2011 to 2014, Ms. Gendron was the Vice President and Controller of Gannett Co., Inc., an NYSE listed international media and marketing solutions company, and performed the duties of Chief Accounting Officer. Previously, Ms. Gendron was Vice President and Controller at NII Holdings, Inc., a mobile communication services company, which she joined as its Finance Director in 1998. Ms. Gendron began her career in accounting at KPMG LLP in 1991 and is a C.P.A. Ms. Gendron received an M.B.A. from Georgetown University, a Global Executive M.B.A. from ESADE Business School of Ramon Llull University in Barcelona, Spain, and a B.S. in Commerce with a concentration in Accounting from the University of Virginia. Ms. Gendron was selected to serve on our board of directors due to her financial and business experience. Ms. Gendron was initially selected as a director nominee by mutual consent of CCMP and Landcadia.

Daniel O’Leary Director Age 66 Director Since 2021 Committees: Audit Nominating and ESG	Mr. O’Leary is an independent consultant who served as President and CEO of Edgen Murray Corporation from 2003 to 2021. He was appointed Chairman of the board of Edgen Murray in 2006. He began at Edgen Murray, a distributor for energy infrastructure components, specialized oil and gas parts and equipment, and its predecessor companies in 2003, guiding a management buyout that grew the company through a series of acquisitions and growth initiatives. The company went public in May 2012 and was acquired in 2013 by Sumitomo Corporation. Mr. O’Leary has served on various boards within Sumitomo and its subsidiaries. Mr. O'Leary has served on the board of Custom Ecology, Inc. since 2021. Additionally, he served as an independent director on the board of Sprint Industrial from 2017 to 2019. Mr. O’Leary has a long career in leadership positions in manufacturing and distribution, principally in the oil and gas and energy infrastructure markets. Mr. O’Leary was selected to serve on our board of directors due to his extensive management, operational, investment, and business experience. Mr. O’Leary was initially selected as a director nominee pursuant to Landcadia’s nomination rights.

John Swygert Director Age 53 Director Since 2021 Committees: Audit Nominating and ESG	Mr. Swygert has been the President, Chief Executive Officer, and a Director of Ollie’s Bargain Outlet Holdings, Inc. (Nasdaq: OLLI) since December 2019. Prior to this appointment, Mr. Swygert was Ollie’s Executive Vice President and Chief Operating Officer since January 2018. Mr. Swygert joined Ollie’s in March 2004 as Chief Financial Officer and was later promoted to Executive Vice President and Chief Financial Officer in 2011. Mr. Swygert has worked in discount retail as a finance professional for 30 years. Prior to joining Ollie’s, Mr. Swygert was Executive Vice President and Chief Financial Officer at Factory 2-U Stores, Inc. He held several positions while at Factory 2-U Stores from 1992, ranging from Staff Accountant, Assistant Controller, Controller, Director of Financial Planning and Analysis, Vice President of Finance and Planning, and Executive Vice President and Chief Financial Officer. Mr. Swygert also previously worked for PETCO Animal Supplies, Inc. in Business Development and Financial Analysis. Mr. Swygert previously served on the board of Truck Hero Holdings, Inc. from 2018 through January 2021. Mr. Swygert was selected to serve on our board of directors due to his extensive financial, operational and management experience in the retail field.

Board Diversity Matrix

The Board believes the Company benefits from the diversity of experience and perspectives of its members. The following Board Diversity Matrix discloses Board level diversity statistics in the format required under applicable Nasdaq rules:

Board Diversity Matrix (As of January 31, 2022)
Total Number of Directors	10

	Female	Male	Nonbinary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
White	2	7	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and ESG Committee. In addition, the Board has adopted Corporate Governance Principles and a Code of Business Conduct and Ethics. Each of these documents and the charters of the Board Committees are posted on the Company’s web site at https://ir.hillmangroup.com/corporate-governance/governance-documents.

Director Independence

The Board and the Nominating and ESG Committee have reviewed and evaluated transactions and relationships with Board members and Board nominees to determine the independence of each of the members or nominees. The Board does not believe that any of its nonemployee members or nominees have relationships with the Company that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board has determined that each of Ms. Dowling, Ms. Gendron, Mr. Jagdfeld, Mr. O’Leary, Mr. Owens, Mr. Scharfenberger, Mr. Swygert, Mr. Woodlief, and Mr. Zannino are “independent directors” as defined in Nasdaq rules and the applicable SEC rules. In making these determinations, the Board considered (i) Mr. Scharfenberger’s and Mr. Zannino’s affiliation with CCMP, which beneficially owns 30.7% of the Company’s common stock; (ii) the prior service by our CEO, Mr. Cahill, as a Managing Director at CCMP and the fact that he retains carried interest in the private equity fund CCMP Capital Investors III, L.P., the value of which is based on the performance of investments unrelated to Hillman; and (iii) Ms. Gendron’s role as Chief Financial Officer of Jefferies, which serves as a lender to the Company and has a current and long standing investment banking relationship with the Company.

Board Attendance

Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings and each annual meeting of stockholders. This will be our first annual meeting of stockholders. Since the closing of the business combination with Landcadia Holdings III, Inc. on July 14, 2021 (the “Business Combination”), there were two meetings of our Board during the fiscal year ended December 25, 2021. Each director attended at least 75% of the aggregate meetings of the Board and the committees on which he or she served in fiscal 2021 since the Business Combination.

Board Leadership Structure

Our Corporate Governance Principles provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Mr. Cahill serving as Chairman of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Cahill and allows for a single, clear focus for management to execute the Company’s strategy and business plans.

Due to the strong leadership of Mr. Cahill, coupled with the independent oversight provided by our independent Audit Committee, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board Role in Risk Oversight

The Board executes its oversight responsibility for risk management with the assistance of its Audit Committee, Compensation Committee, and Nominating and ESG Committee. The Audit Committee oversees the Company’s risk management activities, generally, and is charged with reviewing and discussing with management the Company’s major risk exposures and emerging risks and the steps management has taken to monitor, control, and manage these exposures. The Audit Committee's meeting agendas include discussions of individual risk areas throughout the year, as well as an annual summary of the risk management process, including the Company’s risk assessment and risk management guidelines. The Compensation Committee oversees the Company’s compensation policies generally to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and ESG Committee monitors compliance with the Corporate Governance Principles and reviews the Company’s management of risks related to corporate social responsibility, including with respect to sustainability and the environment.

Although the Board and its committees oversee risk management for the Company, management is responsible for the day-to-day management and mitigation of the Company’s risks. We believe this division of responsibility reflects the appropriate roles of the Board and management in assessing and managing risks.

Director Nominee Selection Process

The Nominating and ESG Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of stockholders. The Nominating and ESG Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors, management, and stockholders. In addition, the Nominating and ESG Committee may retain an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Nominating and ESG Committee.

These criteria are:

•demonstrated ability in fields considered to be of value to the Board in the deliberation and long-term planning of the Board and Hillman, including business management, finance, investment banking, public service, education, science, technology, supply chain, and e-commerce, law;

•experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;

•highest standards of personal character and conduct;

•willingness to fulfil the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

•ability to understand the perspectives of Hillman’s customers and the markets we serve.

The Nominating and ESG Committee also considers the specific experience and abilities of director candidates in light of our current business, strategy, structure, and the current or expected needs of the Board in its identification and recruitment of director candidates.

Candidates Nominated by Stockholders

Stockholders who wish to recommend director candidates for consideration by the Nominating and ESG Committee may send a written notice to the Secretary at the Company’s principal executive offices. Stockholders should review the Company’s Bylaws and most recent proxy statement filed with the SEC to determine the applicable deadlines for the Company’s receipt of a stockholder’s nomination notice.

In general, the notice should indicate the name, age, and address of the person recommended, the person’s principal occupation or employment for the last five years, other public company boards on which the person serves, whether the person would qualify as independent as the term is defined under the applicable listing standards of Nasdaq, and the class and number of shares of Company securities owned by the person. The Nominating and ESG Committee may require additional information to determine the eligibility and qualifications of the person recommended. The notice should also state the name and address of, and the class and number of shares of Company securities owned by, the person or persons making the recommendation.

Board Diversity

In determining whether to recommend a director nominee, the Nominating and ESG Committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. The committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional background, education, skills and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. The Board commits that highly qualified women and minority candidates will be included in each pool from which new non-incumbent director nominees are chosen, as well as highly qualified candidates with otherwise diverse backgrounds, skills, and experiences.

Periodic Evaluation of the Board

The Nominating and ESG Committee oversees a Board evaluation process for the Board and its committees each year. As part of the Board evaluation process, the Board considers, among other matters, whether its composition reflects the skills needed to appropriately oversee the Company’s long-term strategy and continued success. The Board also evaluates its processes and interactions with management to determine whether it is operating efficiently with respect to its oversight responsibilities.

Corporate Governance Principles

We operate under a set of Corporate Governance Principles designed to promote good corporate governance and align the interests of our Board and management with those of our stockholders. The Corporate Governance Principles relate to the role, composition, structure, and functions of the Board and the Company. The Nominating and ESG Committee is responsible for periodically reviewing these Corporate Governance Principles and recommending any changes to the Board.

Majority Voting Policy in Uncontested Elections

Pursuant to our Corporate Governance Principles, in an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), a nominee who receives more “Against” votes than “For” votes in such election is expected to promptly tender his or her resignation as a director. The Nominating and ESG Committee will consider each tendered director resignation and recommend to the Board whether to accept or reject it. After considering the recommendation of the Nominating and ESG Committee and any other information the Board deems appropriate, and within 90 days following the certification of the election results, the Board will act to accept or reject each tendered director resignation and promptly disclose its decision.

If a director’s resignation is rejected, the Board will disclose the reasons for its decision, and the director will continue to serve the remainder of his or her term until his or her successor is duly elected or until his or her earlier death, resignation, or removal. If a director’s resignation is accepted, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, in each case to the extent permitted by the Company's Bylaws.

Any director who tenders a resignation under this policy may not participate in the Nominating and ESG Committee recommendation or the action of the Board regarding whether to accept or reject such tender of resignation.

Committees of the Board

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of Company oversight, the Board has established the following three standing committees: Audit Committee, Compensation Committee, and Nominating and ESG Committee.

All committees are composed exclusively of independent directors, as defined in Nasdaq rules and the applicable SEC rules. The current charter of each Board committee is available on our website at www.ir.hillmangroup.com under Corporate Governance – Governance Documents.

Name of Committee; Members	Committee Functions
Audit Committee Members: Philip K. Woodlief (Chair) Teresa Gendron Daniel O’Leary John Swygert Number of Meetings in 2021 following the Business Combination: 3
•Assist the Board in its oversight of:
◦Integrity of the consolidated financial statements of the Company;
◦The Company’s compliance with legal and regulatory requirements;
◦Independent auditor’s qualifications and independence;
◦Performance of the Company’s internal audit function and independent auditors; and
◦The Company’s internal control over financial reporting;

•Appoint, retain or terminate the Company’s independent auditors and pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•Prepare the Audit Committee Report.

Name of Committee; Members	Committee Functions
Compensation Committee Members: Aaron P. Jagdfeld (Chair) Diana Dowling David A. Owens Joseph M. Scharfenberger, Jr. Richard F. Zannino Number of Meetings in 2021 following the Business Combination: 1
•Review and approve the Company’s overall compensation strategy;

•Review and approve, or recommend to the Board for approval, the compensation of the CEO and executive officers of the Company;

•Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans;

•Prepare the Compensation Committee Report; and

•Has sole authority to retain and direct the committee’s compensation consultant.

Name of Committee; Members	Committee Functions
Nominating and ESG Committee

Members:
David A. Owens (Chair)
Diana Dowling
Teresa Gendron
Aaron P. Jagdfeld
Daniel O’Leary
Joseph M. Scharfenberger, Jr.
John Swygert
Philip K. Woodlief
Richard F. Zannino

Number of Meetings in 2021 following the Business Combination: 0

•Oversee the Company’s corporate governance policies and procedures;

•Identify individuals qualified to become new directors, consistent with criteria approved by the Board;

•Review the qualifications of incumbent directors to determine whether to recommend them for reelection;

•Recommend to the Board qualified individuals to serve as committee members on the various Board committees; and

•Review the Board’s performance and director independence.

Audit Committee Expertise

The Board has determined that Philip K. Woodlief qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq Stock Market. The Board has determined that Mr. Woodlief is an independent director as defined under applicable Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal year 2021, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity during fiscal year 2021, one of whose executive officers served as a director of our Board or member of our Compensation Committee.

Code of Conduct and Ethics

We have adopted a code of business conduct that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, and principal accounting officer, which is available on our website. Our code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that our internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our internet website.

Prohibition on Hedging and Pledging

Our Insider Trading Policy prohibits directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Hillman securities.

Stockholder Communication with the Board

Any of the directors may be contacted by writing to them at: Board of Directors, c/o Secretary’s Office, Hillman Solutions Corp., 10590 Hamilton Ave., Cincinnati, OH 45231. The directors have requested that the Secretary of the Company act as their agent in processing any communication received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the Board. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chairperson of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

Beneficial Ownership of Common Stock

Security Ownership of Directors and Executive Officers

The following table sets forth the common shares beneficially owned as of March 26, 2022 by Hillman's directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 198,958,249 of Hillman common shares outstanding on March 26, 2022, which includes the number of shares of common stock that could be acquired within 60 days following March 26, 2022 by the exercise of stock options and the vesting of time-based restricted stock units (“RSUs”) held by our directors and executive officers set forth in footnote 3 below.

	Shares Beneficially Owned
Name(1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Class
Douglas Cahill	3,066,293	1.5%
Joseph Scharfenberger	—	*
Richard Zannino	—	*
Daniel O’Leary	—	*
John Swygert	—	*
Aaron Jagdfeld	214,272	*
David Owens	49,447	*
Philip Woodlief	49,447	*
Diana Dowling	—	*
Teresa Gendron	—	*
Robert Kraft	578,992	*
Scott Ride	267,016	*
Randall Fagundo	302,756	*
Gary Seeds	515,183	*
All directors and executive officers as a group (nineteen individuals)	5,851,550	2.9%

* Less than 1%

1.Unless otherwise noted, the business address of each beneficial owner is c/o The Hillman Group, Inc., 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764.

2.This column consists of shares for which the directors and executives, directly or indirectly, have the power to vote or to dispose, or to direct the voting or disposition thereof, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days following March 26, 2022. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. None of the shares reported are pledged as security.

3.Figures for the directors and executive officers include the number of shares of common stock that could have been acquired within 60 days following March 26, 2022 by the exercise of stock options and the vesting of time-based RSUs awarded under our equity plans as set forth below:

Name	RSUs	Options
Douglas Cahill	—	2,883,208
Aaron Jagdfeld	—	49,447
David Owens	—	49,447
Philip Woodlief	—	49,447
Robert Kraft	—	449,079
Scott Ride	—	228,154
Randall Fagundo	—	171,156
Gary Seeds	—	279,483
All directors and executive officers as a group (nineteen individuals)	—	4,821,930

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial owners of more than five percent of Hillman common shares as of the close of business on April 18, 2022, based on reports on Schedule 13G or Schedule 13D and other information filed with the SEC.

Name	Amount and Nature of Ownership	Percentage of Class
CCMP Capital Investors III, L.P. and related investment funds(1)	59,605,000	30.7%
Oak Hill Capital Partners and related investment funds(2)	12,561,673	6.5%

1.Includes 43,169,993 shares held by CCMP Capital Investors III, L.P. (“CCMP III”), 2,589,858 shares held by CCMP Capital Investors (Employee) III, L.P. (“CCMP III Employee”) and 13,845,149 shares held by CCMP Co-Invest III A, L.P. (“CCMP Co-Invest”, and collectively with CCMP III and CCMP III Employee, the “CCMP Investors”). The general partner of each of CCMP III and CCMP III Employee is CCMP Capital Associates III, L.P. (“CCMP Capital Associates”). The general partner of CCMP Co-Invest is CCMP Co-Invest III A GP, LLC (“CCMP Co-Invest GP”). The general partner of CCMP Capital Associates is CCMP Capital Associates III GP, LLC (“CCMP Capital Associates GP”). CCMP Capital Associates GP is wholly owned by CCMP Capital, LP. CCMP Capital, LP, is also the sole member of CCMP Co-Invest GP. The general partner of CCMP Capital, LP is CCMP Capital GP, LLC (“CCMP Capital GP”). CCMP Capital GP ultimately exercises voting and investment power over the shares held by the CCMP Investors. As a result, CCMP Capital GP may be deemed to share beneficial ownership with respect to the shares held by the CCMP Investors. The investment committee of CCMP Capital GP includes Messrs. Scharfenberger and Zannino, each of whom serves as a director of the Company. Each of the CCMP entities has an address of c/o CCMP Capital Advisors, LP, 200 Park Avenue,17th Floor, New York, New York 10166.

2.Oak Hill Capital Partners (“Oak Hill”) represents an aggregation of 11,840,282 shares held by Oak Hill Capital Partners III, L.P., 388,863 shares held by Oak Hill Capital Management Partners III, L.P. and 332,528 shares held by OHCP III HC RO, L.P (collectively, the “Oak Hill Investors”). The general partner of each of the Oak Hill Investors is OHCP GenPar III, L.P. (“Oak Hill GP”). The general partner of Oak Hill GP is OHCP MGP Partners III, L.P. (“Oak Hill Capital GP”). The general partner of Oak Hill Capital GP is OHCP MGP III, Ltd. (“Oak Hill Capital UGP”). The three managing partners of Oak Hill, Tyler Wolfram, Brian Cherry and Steven Puccinelli, serve as the directors of Oak Hill Capital UGP and may be deemed to exercise voting and investment control over the shares held by the Oak Hill Investors. The address of Oak Hill is 65 East 55th Street, 32nd Floor, New York, New York 10022.

Delinquent Section 16(a) Reports

Based solely on a review of the forms filed during, or with respect to, fiscal year 2021 and written representations from each reporting person, we believe that our directors, executive officers, controller, and beneficial owner(s) of more than 10% of our common stock filed all required reports on a timely basis, except for (i) the late filing of a Form 4 related to the grant of restricted stock units to George Murphy on October 28, 2021, which was not reported timely due to an inadvertent administrative oversight, and (ii) the late filing of a Form 4 related to the purchase of common stock by Jefferies Financial Group Inc. on October 15, 2020, a transaction that occurred prior to the Business Combination that was not reported timely due to an inadvertent administrative oversight.

Certain Relationships and Related Party Transactions

Management Fees

We entered into an advisory services and management agreement (the “Management Agreement”) with CCMP Capital Advisors, LP (“CCMP”) and Oak Hill Capital Management, LLC (“Oak Hill”). In connection with the Management Agreement, among other things, we are obligated to pay CCMP and Oak Hill an annual non-refundable periodic retainer fee in an aggregate amount equal to $0.5 million per annum, paid to CCMP and Oak Hill pro rata. The fee is to be paid in equal installments quarterly in advance on the first business day of each calendar quarter. We recorded aggregate management fee charges and expenses from the Oak Hill Funds and CCMP of approximately $0.3 million for the year ended December 25, 2021 and $0.6 million for each of the years ended December 26, 2020 and December 28, 2019, respectively. As part of the closing of the Business Combination, this Management Agreement was terminated. Subsequent to the Business Combination, the Company is no longer being charged management fees. Two members of our Board, Rich Zannino and Joe Scharfenberger, are employed by CCMP. Another director, Teresa Gendron, is the CFO of Jefferies.

Registration Rights Agreement

At the closing of the Business Combination, Hillman, Jefferies Financial Group Inc., TJF, LLC, certain CCMP investors and certain Oak Hill investors entered into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties to the A&R Registration Rights Agreement agreed not to effect any sale or distribution of any equity securities of Hillman held by any of them for the periods stated therein from the Closing Date, and were granted certain registration rights with respect to their respective shares of Hillman common stock, in each case, on the terms and subject to the conditions therein.

Indemnification Agreements with Officers and Directors and Directors' and Officers’ Liability Insurance

In connection with the Business Combination, Hillman entered into indemnification agreements with each of Hillman’s executive officers and directors. The indemnification agreements, Hillman’s restated certificate of incorporation, and its bylaws require Hillman to indemnify its directors to the fullest extent permitted by Delaware law. Subject to certain limitations, the restated certificate of incorporation also requires Hillman to advance expenses incurred by its directors in defending or otherwise participating in any such proceeding in advance of its final disposition. Hillman maintains a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transaction Policy

The Board has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related party had, has, or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related party.

In reviewing and approving any such transactions, our Audit Committee is tasked with considering all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Information about our Executive Officers

The following persons serve as our executive officers:

Name	Position	Age
Douglas Cahill	Chairman, President, and Chief Executive Officer	62
Robert O. Kraft	Chief Financial Officer and Treasurer	51
Jon Michael Adinolfi	Divisional President, Hillman US	45
Scott C. Ride	President, Hillman Canada	51
Randall Fagundo	Divisional President, Robotics and Digital Solutions	62
Jarrod Streng	Chief Marketing Officer	42
Gary L. Seeds	Executive Vice President, Sales and Field Service	63
George Murphy	Divisional President, Protective Solutions & Sales	57
Amanda Kitzberger	Vice President Human Resources and Administration	40
Steven A. Brunker	Chief Information Officer	61

The following is a brief biography of each of our executive officers. References to executive officer service to Hillman include service to our predecessor companies HMAN Group Holdings, Inc. and The Hillman Companies, Inc., as applicable.

Douglas Cahill

Douglas Cahill serves as Hillman's President and Chief Executive Officer since 2019 and Chairman of Hillman’s board of directors since 2014. Prior to joining Hillman, Mr. Cahill was a Managing Director of CCMP from July 2014 to July 2019 and was a member of CCMP’s Investment Committee and previously was an Executive Adviser of CCMP from March 2013. Mr. Cahill served as President and Chief Executive Officer of Oreck, the manufacturer of upright vacuums and cleaning products, from May 2010 until December 2012. Prior to joining Oreck, Mr. Cahill served for eight years as President and Chief Executive Officer of Doane Pet Care Company, a private label manufacturer of pet food and former CCMP portfolio company, through to its sale to MARS Inc. in 2006. From 2006 to 2009, Mr. Cahill served as president of Mars Petcare U.S. Prior to joining Doane in 1997, Mr. Cahill spent 13 years at Olin Corporation, a diversified manufacturer of metal and chemicals, where he served in a variety of managerial and executive roles. Mr. Cahill serves as a Board Member for Junior Achievement of Middle Tennessee and the Visitor Board at Vanderbilt University’s Owen Graduate School of Management. In January 2009, Mr. Cahill was appointed as an Adviser to Mars Incorporated. Mr. Cahill previously served as a director of Banfield Pet Hospital from 2006 to 2016, Ollie’s Bargain Outlet (Nasdaq: OLLI) from 2013 to 2016, Jamieson Laboratories from 2014 to 2017, Founder Sport Group from 2016 to 2019, and Shoes for Crews from 2015 to 2019. Mr. Cahill serves as the Chairman of our board of directors due to his financial, investment, and extensive management experience.

Robert O. Kraft

Robert O. Kraft serves as Hillman’s Chief Financial Officer and Treasurer since November 2017. Prior to joining Hillman, Mr. Kraft served as the President of the Omnicare (Long Term Care) division, and an Executive Vice President, of CVS Health Corporation from August 2015 to September 2017. From November 2010 to August 2015, Mr. Kraft was Chief Financial Officer and Senior Vice President of Omnicare, Inc. Mr. Kraft began his career with PriceWaterhouseCoopers LLP in 1992, was admitted as a Partner in 2004, and is a certified public accountant (inactive). Mr. Kraft currently serves on the board of Medpace Holdings, Inc (Nasdaq: MEDP).

Jon Michael Adinolfi

Jon Michael Adinolfi serves as Hillman’s Divisional President, Hillman US since July 2019. Prior to joining Hillman, Mr. Adinolfi served as President of US Retail for Stanley Black & Decker from November 2016 to July 2019. Prior to that, he served as President of Hand Tools for Stanley Black & Decker from October 2013 to December 2016. From June 2011 to September 2013, he served as the CFO — North America, CDIY for Stanley Black & Decker.

Scott C. Ride

Scott C. Ride serves as President of The Hillman Group Canada ULC. Mr. Ride joined The Hillman Group Canada as the Chief Operating Officer in January 2015. Prior to joining Hillman, Mr. Ride served as the President of Husqvarna Canada from May 2011 through September 2014. From 2005 to 2011, Mr. Ride served in a variety of roles of increasing responsibility at Electrolux, including Senior Director of Marketing, Vice President and General Manager, and President.

Randall Fagundo

Randall Fagundo serves as Hillman’s Divisional President, Robotics and Digital Solutions since August 2018. Prior to joining Hillman, Mr. Fagundo served as the President, and Chief Executive Officer of MinuteKey since June 2010.

Jarrod Streng

Jarrod Streng serves as Hillman’s Chief Marketing Officer since September 2021. From October 2019 to September 2021, Mr. Streng served as Divisional President, Personal Protective Solutions & Corporate Marketing at Hillman. Mr. Streng served as Executive Vice President Marketing & Operations of our Big Time Products Division from 2018 to 2019 and was the Senior Vice President of Marketing for Big Time Products from 2017-2018. Prior to joining Big Time Products, Mr. Streng served as the Vice President of Brand Management and Development for Plano Synergy from 2014 to 2017.

Gary L. Seeds

Gary L. Seeds serves as Hillman’s Executive Vice President, Sales & Field Service since February 2020. From January 2014 to February 2020, Mr. Seeds served as Senior Vice President, Sales at Hillman. From January 2003 to January 2014, Mr. Seeds served as Senior Vice President, Regional and International Sales at Hillman. From January 1993 to January 2003, Mr. Seeds served as Vice President of Traditional Sales at Hillman. From July 1992 to January 1993, Mr. Seeds served as Regional Vice President of Sales at Hillman. From January 1989 to July 1992, Mr. Seeds served as West Coast Regional Manager. Mr. Seeds joined Hillman as a sales representative in February 1984.

George Murphy

George Murphy serves as Hillman’s Divisional President, Protective Solutions & Sales since September 2021. From October 2019 to September 2021, Mr. Murphy served as Executive Vice President, Sales at Hillman. Mr. Murphy served as Executive Vice President of Sales of our Big Time Products division from January 2018 to October 2019 and the President of Home Depot Sales from March 2016 to January 2018. Prior to joining Big Time Products, Mr. Murphy served as Senior Director of Sales for Master Lock from June 2007 to March 2016.

Amanda Kitzberger

Amanda Kitzberger serves as Hillman’s Vice President Human Resources and Administration since 2021. Ms Kitzberger served as Assistant General Counsel at Hillman from 2019 to 2021. Prior to joining Hillman, Ms. Kitzberger was the Vice President and General Counsel at Clopay Plastic Products Co from 2014 to 2018 and served in in-house legal counsel roles at GOJO Industries, Inc. from 2008 to 2014.

Steven A. Brunker

Steven A. Brunker serves as Hillman’s Chief Information Officer since February 2020. Prior to joining Hillman, Mr. Brunker served as Vice President and Chief Information Officer of LSI Industries Inc. from December 2000 to February 2020. During his tenure at LSI, Mr. Brunker was responsible for numerous key technology transitions. From July 1982 to December 2000, Mr. Brunker served in sales and corporate marketing roles at Hewlett-Packard Company.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of our compensation programs, the compensation decisions we have made under these programs, and the factors we considered in making these decisions with respect to the compensation earned by the following individuals, who as determined under the rules of the SEC are collectively referred to herein as our named executive officers (“NEOs”) for fiscal year 2021:

•Douglas J. Cahill, President and Chief Executive Officer
•Robert O. Kraft, Chief Financial Officer and Treasurer
•Randall J. Fagundo, Divisional President, Robotics and Digital Solutions
•Scott C. Ride, President, Hillman Canada
•Gary L. Seeds, Executive Vice President, Sales and Field Service

Overview of the Compensation Program

Compensation Philosophy

The objective of our corporate compensation and benefits program is to establish and maintain competitive total compensation programs that will attract, motivate, and retain the qualified and skilled workforce necessary for the continued success of our business. To help align compensation paid to executive officers with the achievement of corporate goals, we have designed our cash compensation program as a pay- for-performance based system that rewards NEOs for their individual performance and contribution in achieving corporate goals. In determining the components and levels of NEO compensation each year, the Compensation Committee of our Board considers Company performance, and each individual’s performance and potential to enhance long-term stockholder value. To remain competitive, our Compensation Committee also periodically reviews compensation survey information published by various organizations as another factor in setting NEO compensation. Our Compensation Committee relies on judgment and does not have any formal guidelines or formulas for allocating between long-term and currently paid compensation, cash and non-cash compensation, or among different forms of non-cash compensation for our NEOs.

Components of Total Compensation

Compensation packages in 2021 for the Company’s NEOs were comprised of the following elements:

Short-Term Compensation Elements
Element	Role and Purpose
Base Salary	Attract and retain executives and reward their skills and contributions to the day-to-day management of our Company.
Annual Performance-Based Bonuses	Motivate the attainment of annual Company and division, financial, operational, and strategic goals by paying bonuses determined by the achievement of specified performance targets with a performance period of one year.
Discretionary Bonuses	From time to time, the Company may award discretionary bonuses to compensate executives for special contributions or extraordinary circumstances or events.

Long-Term Compensation Elements
Element	Role and Purpose
Stock Options and other Equity-Based Awards	Motivate the attainment of long-term value creation, align executive interests with the interests of our stockholders, create accountability for executives to enhance stockholder value, and promote long-term retention through the use of multi-year vesting equity awards.
Severance and Change of Control Benefits	Promote long-term retention and align the interests of executives with stockholders by providing for (i) for the pre-2021 time based awards granted prior to the Business Combination, acceleration of equity vesting in the event of a change in control transaction; and (ii) for all performance based awards granted at any time, and all time based awards granted in 2021 or later as a public company or anticipation of becoming a public company, no mandatory acceleration of equity vesting in the event of a change in control transaction.
Severance Benefits	We provide modest severance protection in the form of continued base salary and bonus payments in the event of a termination of employment without cause or for good reason for individual NEOs, as described below.

Benefits
Element	Role and Purpose
Employee Benefit Plans and Perquisites	Participation in Company-wide health and retirement benefit programs, provide financial security and additional compensation commensurate with senior executive level duties and responsibilities.
Process

Role of the Compensation Committee and Management

Our Compensation Committee meets annually to review and consider base salary and any proposed adjustments, prior year annual performance bonus results and targets for the current year, and any long-term incentive awards. Our Compensation Committee also reviews the compensation package for all new executive officer hires.

The key member of management involved in the compensation process is our Chief Executive Officer (“CEO”), Douglas J. Cahill. Our CEO presents recommendations for each element of compensation for each NEO, other than himself, to our Compensation Committee, which in turn evaluates these goals and either approves or appropriately revises them and presents them to our Board for review and approval. On an annual basis, a comprehensive report is provided by the CEO to our Compensation Committee on all of our compensation programs.

Determination of CEO Compensation

Our Compensation Committee determines the level of each element of compensation for our CEO and presents its recommendations to our full Board for review and approval. Consistent with its determination process for other NEOs, our Compensation Committee considers a variety of factors when determining compensation for our CEO, including past corporate and individual performance, compensation from our peer group, and general market survey data for similar size companies.

Assessment of Market Data and Engagement of Compensation Consultants

In establishing the compensation for each of our NEOs, our Compensation Committee considers information about the compensation practices of companies both within and outside our industry and geographic region, and considers evolving compensation trends and practices generally. Our Compensation Committee historically reviewed third-party market data published by various organizations such as the National Association of Manufacturers, the Compensation Data Manufacturing and Distribution Survey. Our Compensation Committee may review such survey data for market trends and developments, and utilize such data as one factor when making its annual compensation determinations.

We have not historically utilized a compensation consultant with respect to compensation determinations. However, as discussed below, in connection with the Business Combination, Pearl Meyer & Partners, LLC (“Pearl Meyer”) was engaged as an independent executive compensation consultant to advise on the executive and director compensation programs of Hillman. We continued to engage Pearl Meyer in 2021 following the Business Combination. We anticipate that as a publicly traded company we will continue to use an executive compensation consultant going forward.

Role of Compensation Consultant

Pearl Meyer, our independent compensation consultant, provides research, market data, survey, proxy information, and design expertise in developing executive and director compensation programs. As requested by the Compensation

Committee, Pearl Meyer provided the Compensation Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for the NEOs. Pearl Meyer also provided similar input to support compensation recommendations and decisions made for Company executives who are not NEOs.

Pearl Meyer regularly attended Compensation Committee meetings in fiscal 2021 following the Business Combination and advised the Compensation Committee on principal aspects of executive compensation, including the competitiveness of individual executive pay levels and short- and long-term incentive designs. Pearl Meyer also provided advice with respect to the non-employee director compensation program. Pearl Meyer reports directly to the Compensation Committee.

Development and Use of Peer Group

Based on Pearl Meyer’s recommendation, the Compensation Committee adopted a peer group of publicly traded industrial and consumer discretionary companies with similar revenues and market cap to determine competitive pay levels for input into the Compensation Committee’s decision-making process. For 2021, we used the following peer group (the “Peer Group”):

JELD-WEN Holding, Inc.	Floor & Decor Holdings, Inc	Leslie’s, Inc.
Spectrum Brands Holdings, Inc.	Masonite International Corporation	YETI Holdings, Inc.
BMC Stock Holdings, Inc.	American Woodmark Corporation	Richelieu Hardware Ltd.
Pool Corporation	Simpson Manufacturing Co., Inc.	Armstrong World Industries, Inc.
Allegion plc	Gibraltar Industries, Inc.	The AZEK Company Inc.
SiteOne Landscape Supply, Inc.	Lumber Liquidators Holdings, Inc.	PGT Innovations, Inc.
Griffon Corporation	Dorman Products, Inc.	Trex Company, Inc.

The Compensation Committee has not set a range or percentile relative to its Peer Group for determining the compensation of our NEOs and other executive officers. Rather, the Peer Group is reviewed as one of many factors by our Compensation Committee.

Short-Term Compensation Elements

Base Salary

We believe that executive base salaries are an essential element to attract and retain talented and qualified executives. Base salaries are designed to provide financial security and a minimum level of fixed compensation for services rendered to the Company. Base salary adjustments may reflect an individual’s performance, experience, and/or changes in job responsibilities. We also consider the other compensation we provide to our NEOs, such as the value of outstanding options, when determining base salary.

The rate of annual base salary for each NEO for fiscal years 2021, 2020, and 2019 are set forth below.

Name	2021 Base Salary	2020 Base Salary (3)	2019 Base Salary
Douglas J. Cahill (1)	$700,000	$650,000	$650,000
Robert O. Kraft	$415,000	$415,000	$415,000
Randall J. Fagundo	$330,000	$330,000	$286,000
Scott C. Ride (2)	$289,374	$288,888	$283,520
Gary L. Seeds	$300,000	$300,000	$300,000
(1)Mr. Cahill was hired effective July 29, 2019 as Executive Chairman, Senior Executive Officer and promoted to President and Chief Executive Officer effective September 16, 2019.
(2)Mr. Ride is based in Canada and paid in Canadian dollars. His base salaries were converted to U.S. dollars for disclosure purposes using the following rates: 1.2813 effective December 25, 2021, 1.2835 effective December 26, 2020, and 1.3078 effective December 28, 2019.

(3)Due to the uncertainty of the COVID-19 pandemic, base salaries for Mr. Cahill and Mr. Kraft were reduced 10% on March 29, 2020. Base salaries for Mr. Cahill and Mr. Kraft were further reduced to a 20% total reduction on April 20, 2020 and Mr. Fagundo’s base salary was reduced by 20% on April 20, 2020. Base salaries were reinstated to March 28, 2020 amounts on May 31, 2020 based on Company performance.

The increase, if any, in base salary for each NEO for a fiscal year reflects each individual’s particular skills, responsibilities, experience, and prior year performance. The fiscal year 2021 base salary amounts were determined as part of the total compensation paid to each NEO and were not considered, by themselves, as fully compensating the NEOs for their service to the Company.

Annual Performance-Based Bonuses

Pursuant to their employment agreements, each NEO is eligible to receive an annual cash bonus under the terms of a performance-based bonus plan. Each employment agreement specifies an annual target and maximum bonus as a percentage of the NEO’s annual base salary, which percentages may be adjusted (but not decreased below those stated in the NEO’s employment agreement) for any particular year in the discretion of our Board. The specific performance criteria and performance goals are established annually by our Compensation Committee in consultation with our CEO (other than with respect to himself) and approved by our Board. The performance targets are communicated to the NEOs following formal approval by our Compensation Committee and our Board, which is normally around March. The table below shows the target bonus and maximum bonuses as a percentage of base salary for each NEO for 2021. Generally, the higher the level of responsibility of the NEO within the Company, the greater the percentages of base salary applied for that individual’s target and maximum bonus compensation.
2021 Target and Maximum Bonus

Name	2021 Threshold Bonus as a Percentage of Base Salary	2021 Target Bonus as Percentage of Base Salary	2021 Maximum Bonus as Percentage of Base Salary
Douglas J. Cahill	50%	100%	200%
Robert O. Kraft	30%	60%	120%
Randall J. Fagundo	25%	50%	100%
Scott C. Ride	25%	50%	100%
Gary L. Seeds	25%	50%	100%

Each NEO’s annual bonus is determined based on actual performance in several categories of pre-established performance criteria as further described below. If actual results for each performance category equal the specified target performance level, the total bonus is the target bonus shown above. If actual results for each performance category equal or exceed the specified maximum performance level, the total bonus is the maximum bonus shown above. As described below, for some performance criteria, a portion of the target bonus may be payable if actual results for that category are less than the target performance level but are at least equal to a specified threshold level of performance.

For 2021, the bonus criteria for all NEOs included two Company performance goals measured by (1) our Adjusted EBITDA for the year ended December 25, 2021, which is our consolidated earnings before interest, taxes, depreciation, and amortization, as adjusted for non-recurring charges as shown under the header “Adjusted EBITDA” (“Adjusted EBITDA”), and (2) our consolidated cash flow, which is the change in cash plus the reduction in the revolver and the principle of the term loan during the year ended December 25, 2021 (“Consolidated Cash Flow”). For the bonus to be funded, the Adjusted EBITDA target must meet the threshold. Once the Adjusted EBITDA threshold is met, the final payout is dependent on the achievement of all metrics and their respective targets. Achievement at levels between threshold and maximum will result in payments on a sliding scale.

The table below shows the performance criteria for fiscal year 2021 selected for each NEO and the relative weight of total target and maximum bonus assigned to each component.

2021 Performance Criteria and Relative Weight

Name	Adjusted EBITDA	Consolidated Compensation Cash Flow
Douglas J. Cahill	70%	30%
Robert O. Kraft	70%	30%
Randall J. Fagundo	70%	30%
Scott C. Ride	70%	30%
Gary L. Seeds	70%	30%

Adjusted EBITDA and Consolidated Compensation Cash Flow are non-GAAP measures. Please refer to the charts below for additional information, including our definitions and use of Adjusted EBITDA and segment Adjusted EBITDA, and for a reconciliation of those measures to the most directly comparable financial measures under GAAP.

The threshold, target, and maximum amounts and payout levels of each of the Adjusted EBITDA and Consolidated Compensation Cash Flow targets that determine the annual bonus payouts to each of the NEOs are as follows (amounts in thousands):

Metric	Threshold	Target	Maximum
Adjusted EBITDA	$221,200	$243,000	$264,800
Payout	50%	100%	200%

Metric	Threshold	Target	Maximum
Consolidated Compensation Cash Flows	$100,000	$114,000	$130,000
Payout	50%	100%	200%

The level of performance actually achieved for the fiscal year ended December 25, 2021 in each of the above categories was as follows (amounts in thousands):

Metric	Threshold	Actual	Achievement to Threshold	Resulting Payout
Adjusted EBITDA	$221,200	$207,418	Below Threshold	—%
Consolidated Compensation Cash Flows	$100,000	$(74,294)	Below Threshold	—%

Our NEOs did not earn a bonus for the year ended December 25, 2021 since actual performance was below threshold.

Name	2021 Target Bonus	Actual Annual Bonus Paid	% of Target Bonus
Douglas J. Cahill	$700,000	$—	—%
Robert O. Kraft	249,000	—	—%
Randall J. Fagundo	165,000	—	—%
Scott C. Ride (1)	144,692	—	—%
Gary L. Seeds	150,000	—	—%

(1)Mr. Ride is based in Canada and paid in Canadian dollars. His 2021 Target bonus was converted to U.S. dollars for disclosure using 1.2813 exchange rate effective December 25, 2021.

The following charts reconcile Adjusted EBITDA and Consolidated Compensation Cash Flow to their nearest GAAP measure. Please refer to the “Non-GAAP Financial Measures” section of this filing for additional information, including our definitions and use of Adjusted EBITDA and segment Adjusted EBITDA, and for a reconciliation of those measures to the most directly comparable financial measures under GAAP.

Adjusted EBITDA

Amounts in Thousands

Year Ended December 25, 2021
Net loss	$(38,332)
Income tax (benefit) expense	(11,784)
Interest expense, net	61,237
Interest expense on junior subordinated debentures	7,775
Investment income on trust common securities	(233)
Depreciation	59,400
Amortization	61,329
Mark-to-market adjustment on interest rate swaps	(1,685)
EBITDA	$137,707

Stock compensation expense	15,255
Management fees	270
Restructuring (1)	910
Litigation expense (2)	12,602
Acquisition and integration expense (3)	11,123
Change in fair value of contingent consideration	(1,806)
Change in fair value of warrant liabilities (4)	(14,734)
Buy-back expense(5)	2,000
Refinancing costs(6)	8,070
Inventory revaluation charges(7)	32,026
Anti-dumping duties(8)	3,995
Adjusted EBITDA	$207,418

1.Restructuring includes restructuring costs associated with restructuring in our Canada segment announced in 2018, including facility consolidation, stock keeping unit rationalization, severance, sale of property and equipment, and charges relating to exiting certain lines of business. Also included is restructuring in our United States business announced in 2019, including severance related to management realignment and the integration of sales and operating functions. See Note 17 – Restructuring of the Notes to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional information. Finally, includes consulting and other costs associated with streamlining our manufacturing and distribution operations.

2.Litigation expense includes legal fees associated with our litigation with KeyMe, Inc. and Hy-Ko Products Company LLC (see Note 18 – Commitments and Contingencies of the Notes to Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional information).

3.Acquisition and integration expense includes professional fees, non-recurring bonuses, and other costs related to historical acquisitions, including the merger with Lancadia III.

4.The warrant liabilities are marked to market each period end (see Note 8 – Warrants of the Notes to Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional information).

5.Infrequent buy backs associated with new business wins.

6.In connection with the Business Combination, we refinanced our Term Credit Agreement and ABL Revolver. Proceeds from the refinancing were used to redeem in full senior notes due July 15, 2022 (the “6.375% Senior Notes”) and the 11.6% Junior Subordinated Debentures.

7.In the third quarter of 2021, we recorded an inventory valuation adjustment in our Hardware and Protective Solutions segment of $32.0 million primarily related to strategic review of our COVID-19 related product offerings. We evaluated our customers’ needs and the market conditions and ultimately decided to exit the following protective product categories related to COVID-19: cleaning wipes, disinfecting sprays, face masks, and certain disposable gloves (see the Current Economic Conditions section of Management’s discussion and analysis included in our Form 10-K for the fiscal year ended December 25, 2021 for additional information).

8.Anti-dumping duties assessed related to the nail business for prior year purchases.

Consolidated Compensation Cash Flow
Amounts in Thousands

Year Ended December 25, 2021
Operating Cash Flow	$(110,254)
Less:
Capital Expenditures	(51,552)
Plus:
Merger related costs	7,690
Long term incentive paid out	10,413
Total interest expense	68,779
Consolidated Compensation Cash Flow	$(74,924)

Long-Term Compensation Elements

Stock Options and Restricted Shares

All equity awards granted prior to the Business Combination were granted under the 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”), pursuant to which we may grant options, stock appreciation rights, restricted stock, and other stock-based awards for up to an aggregate of 14,523,510 stock options. The 2014 Equity Incentive Plan is administered by the Compensation Committee. Such committee determines the terms of each stock-based award grant under the 2014 Equity Incentive Plan, except that the exercise price of any granted options and the grant price of any granted stock appreciation rights may not be lower than the fair market value of one share of our common stock as of the date of grant.

Upon the closing of the Business Combination, effective July 14, 2021, the Company established the 2021 Equity Incentive Plan. Under the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan as of the Effective Date is (i) 7,150,814 shares, plus (ii) the number of shares of Stock underlying awards under the 2014 Equity Incentive Plan that on or after the Effective Date expire or become unexercisable, or are forfeited, cancelled, or otherwise terminated, in each case, without delivery of shares or cash therefor, and would have become available again for grant under the 2014 Equity Incentive Plan in accordance with its terms (not to exceed 14,523,510 shares of Stock in the aggregate) (the “Share Pool”). Subsequent to the establishment of the 2021 Equity Incentive Plan, no further grants will be made from the 2014 Equity Incentive Plan.

Our equity incentive plans are designed to align the interests of our stockholders and executive officers by increasing the proprietary interest of our executive officers in our growth and success to advance our interests by attracting and retaining key employees, and motivating such executives to act in our long-term best interests. We grant equity awards to promote the success and enhance the value of the Company by providing participants with an incentive for outstanding performance. Equity-based awards also provide the Company with the flexibility to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

In the year ended December 25, 2021, 1,489,855 stock options were granted to NEOs under the 2014 Equity Incentive Plan. See the Grants of Plan-Based Awards in Fiscal Year 2021 table below for details of the grant for each NEO. Two-thirds of the options vest in four equal annual installments based on continued service, and one-third of the options vest 50% on January 1, 2022 if the Company achieves or exceeds an Adjusted EBITDA target of $240 million for fiscal year 2021, and 50% on January 1, 2023 if the Company achieves or exceeds an Adjusted EBITDA target of $260 million for fiscal year 2022. The fiscal year 2021 Adjusted EBITDA performance target was not achieved.

Additionally, in connection with the closing of the Business Combination, performance-based vesting conditions of any option granted prior to 2021 were adjusted such that the performance-based portion of the associated option will vest upon certain pre-established stock price hurdles. For the performance options granted prior to 2021, the modification of the vesting criteria resulted in $11,542 of additional compensation expense, $8,228 of which was recognized in the year ended December 25, 2021, the remainder of which will be recognized through first quarter 2022. See Note 13 - Stock Based Compensation, to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details.

On January 11, 2022, we granted 273,639 stock options and 90,543 RSUs to Mr. Cahill, 91,213 stock options and 30,181 RSUs to Mr. Kraft, 68,409 stock options and 22,635 RSUs to Mr. Fagundo, 66,889 stock options and 22,132 RSUs to Mr. Ride, and 36,217 RSUs to Mr. Seeds. The options vest in four equal annual installments based on continued service. The RSUs vest on the third anniversary of the grant date, subject to the grantee’s continued employment on such vesting date.

Mr. Fagundo’s Bonus Based on Long Term Cash Retention Plan

In 2018, we instituted a long term cash retention incentive. The long term cash incentive plan ("LTCI") was designed to align executive interests, create accountability, and retain executives through the integration of Hillman’s various acquisitions. Mr. Fagundo was a participant in LTCI in fiscal 2020, with his bonus based upon achievement of certain EBITDA targets of our MinuteKey business.

The MinuteKey business did not achieve the minimum LTCI EBITDA threshold in fiscal 2020 due primarily to (i) certain synergy charges to the operating business; and (ii) the negative impact of COVID-19 making certain of MinuteKey’s kiosks inaccessible to customers. Given these extraordinary circumstances, and in order to reinforce retention, the Board exercised its discretion and awarded 69% ($1,020,008) of the 2020 bonus opportunity to Mr. Fagundo for fiscal 2020, and converted the remaining 31% ($453,992) into a retention bonus payable if Mr. Fagundo remained employed until the end of fiscal year 2021. Mr. Fagundo remained employed at the end of fiscal year 2021, and as a result the $453,992 bonus is payable to him.

We do not anticipate that the LTCI bonus program will continue for any NEOs in the future.

Severance and Change in Control Benefits

We have entered into employment agreements with each of our NEOs that provide for severance payments and benefits in the event the NEO’s employment is terminated under specified conditions including death, disability, termination by the Company without “cause,” or the NEO resigns for “good reason” (each as defined in the agreements). In addition, we have provided for certain equity acceleration benefits designed to assure the Company of the continued employment and attention and dedication to duty of these key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a change in control of the Company and resultant employment termination. The severance payments and equity vesting benefits payable both in the event of, and independently from, a change in control are in amounts that we have determined are necessary to remain competitive in the marketplace for executive talent. See “Potential Payments Upon Termination or Change in Control” for additional information. The Business Combination did not constitute a change in control of Hillman for purposes of any compensatory arrangements with our executive officers or directors.

Employee Benefit Plans and Perquisites

Executives are eligible to participate in the same health and benefit plans generally available to all full-time employees, including health, dental, vision, term life, disability insurance, and supplemental long term disability insurance. In addition, the NEOs are eligible to participate in Hillman’s Defined Contribution Plan (401(k) Plan) and Nonqualified Deferred Compensation Plan, both described below.

Defined Contribution Plans

Our NEOs and most other full-time U.S. employees are covered under a 401(k) retirement savings plan (the “Defined Contribution Plan”) which permits employees to make tax-deferred contributions and provides for a matching contribution of 50% of each dollar contributed by the employee up to 6% of the employee’s compensation. In addition, the Defined Contribution Plan provides a discretionary annual contribution in amounts authorized by our Board, subject to the terms and conditions of the plan.

Nonqualified Deferred Compensation Plan

Our NEOs and certain other employees are eligible to participate in the Hillman Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows eligible employees to defer up to 25% of salary and commissions and up to 100% of bonuses. Prior to 2021, the Company contributed a matching contribution of 25% on the first $10,000 of employee deferrals, subject to a five-year vesting schedule.

Perquisites

Mr. Cahill, Mr. Kraft, Mr. Fagundo are entitled to reimbursement for the reasonable expenses of leasing or buying a car up to $700 per month. Mr. Ride is entitled to use of a Company car, incurring $12,907 in personal use in 2021.

Stock Ownership Guidelines

While we had not historically imposed any equity or security ownership guidelines for executives, including the NEOs, following the Business Combination, the Board adopted stock ownership guidelines applicable to our executive officers, and our non-employee directors. Under our stock ownership guidelines, our Chief Executive Officer is required to hold shares of the Company’s common stock with a value equal to at least five (5) times his or her annual base salary. Our Chief Financial Officer and Divisional President Hillman US and non-employee directors are required to hold shares of the Company’s common stock with a value equal to three (3) times his or her annual base salary. Each of our other NEOs is required to hold shares of the Company’s common stock with a value equal to at least two (2) times his or her annual base salary. Further detail on non-employee director compensation can be found in the section entitled “Compensatory Arrangements for Directors” below. Executive officers and non-employee directors are required to achieve the applicable level of ownership within five (5) years from the later of (a) the date these guidelines were adopted or (b) the date the person was initially designated an executive officer or director, as applicable, of the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

Aaron Jagdfeld (Chairman)
Diana Dowling
David Owens
Joseph M. Scharfenberger, Jr.
Richard F. Zannino

Summary Compensation Table

The following table sets forth compensation that the Company’s principal Chief Executive Officer (“CEO”), principal Chief Financial Officer (“CFO”), and each of the next three highest paid executive officers of the Company, or the NEOs, earned during the years ended December 25, 2021, December 26, 2020, and December 28, 2019 in each executive capacity in which each NEO served (including with our predecessor companies HMAN Group Holdings, Inc. and The Hillman Companies, Inc.). Mr. Cahill served as both an officer and director (upon joining Hillman in July 2019) but did not receive any compensation from the Company with respect to his role as a director.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Compensation - All Other(5)	Total
Douglas J. Cahill (6) President and CEO	2021	$698,077	$—	$2,637,196	$—	$13,827	$3,349,100
	2020	631,250	—	—	846,235	100,776	1,578,261
	2019	262,500	—	11,113,635	190,249	1,500	11,567,884
Robert O. Kraft CFO and Treasurer	2021	415,000	—	3,130,835	—	15,104	3,560,939
	2020	403,029	—	748,158	1,824,173	23,905	2,999,265
	2019	415,000	—	—	171,150	17,945	604,095
Randall J. Fagundo Divisional President, Robotics and Digital Solutions	2021	329,992	453,992	1,038,488	—	17,578	1,840,050
	2020	322,380	1,020,008	748,158	214,814	21,198	2,326,558
	2019	306,462	—	—	104,225	60,684	471,371
Scott C. Ride (7) President, Hillman Canada	2021	289,384	—	1,839,399	—	24,306	2,153,089
	2020	288,895	—	269,954	188,566	24,681	772,096
	2019	271,175	10,323	—	91,923	23,939	397,360
Gary L. Seeds Executive Vice President, Sales and Field Service	2021	300,000	—	1,840,094	—	10,212	2,150,306
	2020	300,000	29,715	385,648	195,285	14,155	924,803
	2019	278,984	—	—	88,496	13,611	381,091
(1)Due to the uncertainty of the COVID-19 pandemic, base salaries for Mr. Cahill and Mr. Kraft were reduced 10% on March 29, 2020. Base salaries for Mr. Cahill and Mr. Kraft were further reduced to a 20% total reduction on April 20, 2020 and Mr. Fagundo’s base salary was reduced by 20% on April 20, 2020. Base salaries were reinstated to March 28, 2020 amounts on May 31, 2020 based on Company performance.

(2)Represents discretionary bonuses. These discretionary bonuses are presented in the table in the year in which the bonuses were earned. The payments were made in the subsequent year. In 2020 and 2021, this reflects bonus payments based upon the LTCI plan for Mr. Fagundo.

(3)The amount included in the “Option Awards” column represents the grant date fair value of options calculated in accordance with FASB ASC Topic 718. See Note 13 - Stock Based Compensation, to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details. In accordance with SEC disclosure rules, the Option Awards column also includes the incremental fair value associated with the modification to the vesting terms of the previously issued options with performance-based vesting. Upon completion of the Business Combination, performance-based vesting conditions of any option granted prior to 2021 were adjusted such that the performance-based portion of the associated option will vest upon certain pre-established stock price hurdles. The amount of compensation included in 2021 associated with the modification of vesting terms of options is $2,266,137 for Mr. Kraft, $528,717 for Mr. Fagundo, $1,440,347 for Mr. Ride, and $1,441,002 for Mr. Seeds. See Note 13 - Stock Based Compensation, to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details.

(4)Represents earned bonuses for services rendered in each year and paid in the subsequent year based on achievement of performance goals under the performance-based bonus arrangements. NEOs did not earn a performance-based bonus in 2021. See “Compensation Discussion and Analysis—Short-Term Compensation Elements—Annual Performance-Based Bonuses” above, for additional information.

(5)The amounts in this column consist of our matching contributions to the Defined Contribution Plan ($5,750 for Mr. Cahill, $6,704 for Mr. Kraft, $9,178, for Mr. Fagundo, $10,212 for Mr. Seeds, and $11,399 for Mr. Ride, the car allowance for each NEO ($8,077 for Mr. Cahill and $8,400 each for Messrs. Kraft and Fagundo). It also includes $12,907 of personal use of the company car for Mr. Ride. In 2020, it also includes $87,769 in moving expenses for Mr. Cahill. During each of the fiscal years 2021, 2020, and 2019, there were no above market earnings in the Deferred Compensation Plan for any of the NEOs.

(6)Mr. Cahill was hired effective July 29, 2019 as Executive Chairman, Senior Executive Officer and promoted to President and Chief Executive Officer effective September 16, 2019.

(7)Mr. Ride is based in Canada and paid in Canadian dollars. His compensation was converted to U.S. dollars for disclosure using the following rates: 1.2813 effective December 25, 2021, 1.2835 effective December 26, 2020, and 1.3078 effective December 28, 2019.

Grants of Plan-Based Awards in Fiscal Year 2021

The following table summarizes the plan-based incentive awards granted to NEOs in 2021:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)
Douglas J. Cahill	3/19/2021	$350,000	$700,000	$1,400,000	—	—	—
	1/22/2021				816,874	10.00	2,637,196
Robert O. Kraft	3/19/2021	124,500	249,000	498,000	—	—	—
	1/22/2021	—	—	—	267,841	10.00	864,698
	7/14/2021(4)	—	—	—	247,238	6.07	1,636,716
	7/14/2021(4)	—	—	—	103,015	7.29	629,422
Randall J. Fagundo	3/19/2021	82,500	165,000	330,000	—	—	—
	1/22/2021	—	—	—	157,902	10.00	509,771
	7/14/2021(4)	—	—	—	86,533	7.29	528,717
Scott C. Ride	3/19/2021	72,346	144,692	289,384	—	—	—
	1/22/2021	—	—	—	123,619	10.00	399,092
	7/14/2021(4)	—	—	—	72,523	6.07	480,102
	7/14/2021(4)	—	—	—	145,046	6.07	960,205
Gary L. Seeds	3/19/2021	75,000	150,000	300,000	—	—	—
	1/22/2021	—	—	—	123,619	10.00	399,092
	7/14/2021(4)	—	—	—	217,674	6.07	1,441,002
(1)The amounts in this table granted on March 19, 2021, reflect the 2021 performance-based bonus awards that each NEO was eligible to receive pursuant to the terms of his employment agreement and the Company’s 2021 performance bonus plan. Each NEO’s overall target and maximum performance-based bonus for 2021 was determined as a percentage of base salary. See the description of Annual Performance Bonus in the Compensation Discussion and Analysis for a description of the specific performance components and more detail regarding the determination of actual 2021 annual performance bonus and Incentive Bonus payments
(2)Represents grants of options pursuant to the 2014 Equity Incentive Plan.
(3)The amount included in this column represents the grant date fair value of options and restricted stock calculated in accordance with FASB ASC Topic 718. See Note 13 - Stock Based Compensation to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details.
(4)This amount represents the number of stock options that were impacted by the modification of the outstanding performance based awards in connection with the Business Combination and does not reflect a new or additional grant of an award. Upon completion of the Business Combination, performance-based vesting conditions of any option granted prior to 2021 were adjusted such that the performance-based portion of the associated option will vest upon certain pre-established stock price hurdles. See Note 13 - Stock Based Compensation, to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth the number of unexercised options and unvested shares of restricted stock held by the NEOs at December 25, 2021.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Price ($)	Option Expiration Date
Douglas J. Cahill	2,747,063	2,747,063	—	8.50	7/29/2029
	—	544,583	272,291	10.00	1/22/2031
Robert O. Kraft	247,238	—	247,238	6.07	11/1/2027
	77,261	25,754	103,015	7.29	8/30/2028
	79,940	239,821	—	7.89	7/30/2030
	—	178,561	89,280	10.00	1/22/2031
Randall J. Fagundo	64,899	21,634	86,533	7.29	8/10/2028
	79,940	239,821	—	7.89	7/30/2030
	—	105,268	52,634	10.00	1/22/2031
Scott C. Ride	72,523	—	72,523	6.07	10/1/2027
	145,046	—	145,046	6.07	2/12/2025
	28,844	86,533	—	7.89	7/30/2030
	—	82,413	41,206	10.00	1/22/2031
Gary L. Seeds	217,674	—	217,674	6.07	7/1/2024
	41,206	123,619	—	7.89	7/30/2030
	—	82,413	41,206	10.00	1/22/2031

1.All stock options reported in the table above are options to acquire common stock granted under the 2014 Equity Incentive Plan. For all options granted prior to 2021, pursuant to each NEO’s stock option award agreement (other than options granted to Mr. Cahill in 2019 and options granted to Mr. Kraft and Mr. Fagundo in 2020), these options were divided into two equal vesting tranches. The first tranche is a time-based award which, beginning on the first anniversary of the grant date, vests 25% annually until fully vested on the fourth anniversary of the grant date, subject to the grantee’s continued employment on each such vesting date.

The second tranche of each stock option grant prior to 2021 is performance-based. Subject to the grantee’s continuous employment with the Company, 100% of the performance-based options will vest upon the Hillman stock achieving a 20-day volume weighted average price (VWAP) of $12.50. Options granted to Mr. Cahill in 2019 and options granted to Mr. Kraft, Mr. Fagundo, Mr. Ride, and Mr. Seeds in 2020 do not contain the performance-based vesting criteria and vest solely on the time-based schedule described above.

For all options granted on January 22, 2021, two-thirds of the options vest in four equal annual installments based on continued service, and one-third of the options vest 50% on January 1, 2022 if the Company achieves or exceeds an EBITDA target of $240 million for fiscal year 2021, and 50% on January 1, 2023 if the Company achieves or exceeds an EBITDA target of $260 million for fiscal year 2022. The Company did not achieve its EBITDA target for fiscal year 2021.

Option Exercises and Stock Vested During Fiscal Year 2021

Mr. Ride exercised stock options for 38,862 shares worth $235,892 in the year ended December 25, 2021. No other NEO exercised any stock options during the year ended December 25, 2021.

Nonqualified Deferred Compensation for Fiscal Year 2021

No NEO contributed to the Nonqualified Deferred Compensation Plan for fiscal year 2021.

Name	Executive Contributions(1)	Company Matching Contributions(2)	Aggregate Earnings(3)	Aggregate Withdrawal/ Distributions(4)	Aggregate Balance at December 25, 2021 (5)
Douglas J. Cahill	$—	$—	$—	$—	$—
Robert O. Kraft	—	—	6,423	—	57,777
Randall J. Fagundo	—	—	—	—	—
Scott C. Ride	—	—	—	—	—
Gary L. Seeds	—	—	4,593	21,066	23,544
(1)The amounts in this column represent the deferral of base salary and annual performance bonuses. These amounts are also included in the Summary Compensation Table in the Salary or Non-Equity Incentive Plan Compensation columns, as appropriate.
(2)Company match contributions ended with the 2020 Nonqualified Deferred Compensation Plan year.
(3)Earnings in the Deferred Compensation Plan were not at a level required to be included in the Summary Compensation Table.
(4)Mr. Seeds had one distribution on January 15, 2021 in the amount of $21,066.
(5)Amounts reported in this column for each NEO include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and bonus and Company matching contributions. This total reflects the cumulative value of each NEO’s deferrals, matching contributions, and investment experience.

All of our executives, including each of our NEOs, are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employees to defer up to 25% of salary and commissions and up to 100% of bonuses. A separate account is maintained for each participant in the Deferred Compensation Plan, reflecting hypothetical contributions, earnings, expenses, and gains or losses. The plan is “unfunded” for tax purposes — those are notional accounts and not held in trust. Prior to 2021, we contributed a matching contribution of 25% on the first $10,000 of salary and bonus deferrals. Participants in the Deferred Compensation Plan can choose to invest amounts deferred and the matching Company contributions in a variety of mutual fund investments, consisting of bonds, stocks, and short-term investments as well as blended funds. The available investment choices are the same as the primary investment choices available under the Defined Contribution Plan. The account balances are thus subject to investment returns and will change over time depending on market performance. A participant is entitled to receive his or her account balance upon termination of employment or the date or dates selected by the participant on his or her enrollment forms. If a participant dies or experiences a total and permanent disability before terminating employment and before commencement of payments, the entire value of the participant’s account shall be paid at the time selected by the participant in his or her enrollment forms.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits under Employment Agreements

We have an employment agreement with each NEO that provides for specified payments and benefits in connection with certain terminations of employment.

For all NEOs, severance payments and benefits are conditioned upon the execution by the executive of a release of claims against the Company and his continued compliance with the restrictive covenants contained in the employment agreement and/or stock option award agreement. The employment agreements and/or stock option award agreements require the executive not to disclose at any time confidential information of the Company or of any third party to which the Company has a duty of confidentiality and to assign to the Company all intellectual property developed during employment. Pursuant to their employment agreements and/or stock option award agreements, the executives are also required (i) during employment and for one year thereafter not to compete with the Company and (ii) during employment and for two years thereafter not to solicit the employees, customers, or business relations of the Company or make disparaging statements about the Company.

Douglas J. Cahill

For Mr. Cahill, in the event of termination of employment by the Company without cause or resignation by Mr. Cahill with good reason, Mr. Cahill would be entitled to continued payments of base salary and his target bonus for a period of one year following termination.

Robert O. Kraft

For Mr. Kraft, in the event of termination of employment by the Company without cause or resignation by Mr. Kraft with good reason, Mr. Kraft would be entitled to (i) continued payments of base salary for a period of one year following termination and (ii) a proportionate portion of his annual bonus for the year in which the termination occurs, payable when bonus payments for such year are made to other senior executives.

Randall J. Fagundo

For Mr. Fagundo, in the event of termination of employment by the Company without cause or resignation by Mr. Fagundo with good reason, Mr. Fagundo would be entitled to continued payments of base salary and target bonus for a period of one year following termination.

Scott C. Ride

For Mr. Ride, in the event of termination of employment by the Company without cause or resignation by Mr. Ride with good reason, Mr. Ride would be entitled to (i) continued payments of base salary for a period of one year following termination, (ii) 50% of the Termination Bonus Amount (equal to the greater of the average of the annual bonuses for the preceding three calendar years, or the last annual bonus), payable when bonus payments for such year are made to other senior executives, (iii) a prorated portion of his annual bonus for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives, and (iv) Company-paid continuation of health benefits coverage and life and disability benefits coverage for twelve months.

Additionally, in the event of Mr. Ride’s termination by reason of death, disability, or due to non-renewal by the Mr. Ride, Mr. Ride would be entitled to a prorated portion of his annual bonus, if any, for the year in which termination occurs, based on actual performance results for the full year and payable when bonuses are paid to other senior executives.

Gary L. Seeds

For Mr. Seeds, in the event of termination of employment by reason of termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company, the executive would be entitled to (i) continued payments of base salary for a period of one year following termination, (ii) 50% of the Termination Bonus Amount (equal to the greater of the average of the annual bonuses for the preceding three calendar years, or the last annual bonus), payable when bonus payments for such year are made to other senior executives, (iii) a prorated portion of his annual bonus for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives, and (iv) Company-paid continuation of health benefits coverage for 12 months and life and disability benefits coverage for six months.

“Good reason” is defined generally as (i) any material diminution in the executive's position, authority, or duties with the Company, (ii) the Company reassigning the executive to work at a location that is more than 75 miles from the executive's current work location, (iii) any amendment to the Company's bylaws which results in a material and adverse change to the officer and director indemnification provisions contained therein, or (iv) a material breach of the compensation, benefits, term, and severance provisions of the employment agreement by the Company which is not cured within 10 days following written notice from the executive. The Company has a 10-day period to cure all circumstances otherwise constituting good reason.

Option Vesting

Options granted prior to the Business Combination were granted under our 2014 Equity Incentive Plan. All time based options granted under the 2014 Equity Incentive Plan issued prior to 2021 will fully vest upon a change in control. All time based options granted under the 2014 Equity Incentive Plan issued during 2021 prior to the Business Combination do not have mandatory vesting upon a change in control. All performance based options granted under our 2014 Equity Incentive Plan do not have mandatory vesting upon a change in control, but will vest under their terms if the change in control transaction causes the performance targets to be achieved.

All equity awards granted following the Business Combination are granted under our 2021 Equity Incentive Plan. The awards granted under our 2021 Equity Incentive Plan do not have mandatory vesting upon a change in control, but do allow for the Compensation Committee to accelerate vesting on a discretionary basis.

The Business Combination did not constitute a change in control under the 2014 Equity Incentive Plan, or with respect to any awards or agreements thereunder, and the Business Combination did not result in the acceleration or vesting of any equity awards held by any of our NEOs. Under the 2014 Equity Incentive Plan, our Compensation Committee was permitted to, and in connection with the Business Combination did, make certain adjustments to outstanding equity awards, including equitable adjustments to the vesting terms applicable to performance-based options. For the performance options granted prior to 2021, the modification of the vesting criteria resulted in $11,542 of additional compensation expense, $8,228 of which was recognized in the year ended December 25, 2021, the remainder of which will be recognized through first quarter 2022. See Note 13 - Stock Based Compensation, to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details.

Estimated Payments Upon Termination of Employment or Change in Control

As required by SEC rules, the table below shows the severance payments and benefits that each of our NEOs would receive upon (1) death, disability, or non-renewal by executive, (2) termination without cause, resignation with good reason, or non-renewal by the Company, (3) termination without cause, resignation with good reason, or non-renewal by the Company within 90 days of a change in control, or (4) a change in control, regardless of termination. The amounts are calculated as if the termination of employment (and change in control, where applicable) occurred on December 25, 2021. For purposes of the table, the cost of continuing health care, life, and disability insurance coverage is based on the current Company cost for the level of such coverage elected by the executive. The amounts in the table under the "Change in Control" column assume that all outstanding options and awards with mandatory accelerated vesting will vest, and those options and awards with discretionary vesting and performance criteria did not vest. The amounts in the table are also calculated using the actual bonus earned in the year ended December 25, 2021, see the Annual Performance-Based Bonuses section of this Compensation Discussion and Analysis for additional details on that calculation.

Name	Death, Disability, or non-renewal by Executive	Termination without cause, resignation with good reason, or non-renewal by the Company	Termination without cause, resignation with good reason, or non-renewal by the Company within 90 days of a change in control	Change in Control (regardless of termination)(1)
Douglas J. Cahill	$—	$1,400,000	$1,400,000	$10,988,252
Robert O. Kraft	—	415,000	415,000	2,260,519
Randall S. Fagundo	—	495,000	495,000	1,112,347
Scott C. Ride (2)	—	346,154	346,154	1,264,965
Gary L. Seeds	—	400,056	400,056	1,394,489

(1)Represents the cash-out value of unvested options as of December 25, 2021, using the closing price of our common stock on the last trading day of our fiscal year ($10.50 per share) less the applicable exercise price, and assuming that the applicable performance targets were not achieved and/or our Compensation Committee did not exercise its discretion to accelerate the vesting in full of all outstanding equity awards upon a “change in control.” Note that, in the absence of an actual change in control transaction, it is not possible to determine whether the performance thresholds would actually be met or whether our Compensation Committee would accelerate vesting.

(2)Mr. Ride is based in Canada and paid in Canadian dollars. His payouts were converted to U.S. dollars for disclosure using the exchange rate 1.2813 as of December 25, 2021.

Pay Ratio Disclosure

The following information is a reasonable estimate of the annual total compensation of our employees as relates to the 2021 total compensation of our CEO. Based on the methodology described below, our CEO’s 2021 total compensation was approximately 86 times that of our median employee.

We identified the median employee using our employee population as of December 26, 2021, which included all 4,212 global full-time, part-time, temporary, and seasonal employees employed on that date. We applied an exchange rate as of December 25, 2021 to convert all international currencies into U.S. Dollars.

A variety of pay elements comprise the total compensation of our employees. This includes annual base salary, equity awards, annual cash incentive payments based on Company performance, sales or commission incentives, and various field bonuses. The incentive awards an employee is eligible for is based on his or her pay grade and reporting level, and are consistently applied across the organization. Cash incentives, rather than equity, are the primary vehicle of incentive compensation for most of our employees throughout the organization. While all employees earn a base salary, not all receive such cash incentive payments. Furthermore, less than 1% of our employees received equity awards in fiscal 2021. Consequently, for purposes of applying a consistently-applied compensation metric for determining our median employee, we selected annual base salary as the sole, and most appropriate, compensation element for determining the median employee. We used the annual base salary of our employees as reflected on our human resources systems on December 26, 2021, excluding that of our CEO, in preparing our data set.

Using this methodology, we determined that the median employee was a full-time service representative located in the United States with total annual compensation of $38,759, which includes base pay, overtime pay, bonus pay, car allowance, and 401(k) match. With respect to the 2021 total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this proxy statement, $3,349,100. Accordingly, our

CEO to Employee Pay Ratio is 86:1. The pay ratio disclosed is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.

Director Compensation for Fiscal Year 2021

The following table sets forth compensation earned by the Company’s directors who are not also employees of the Company during the year ended December 25, 2021.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Diana Dowling (2)	$37,500	$86,844	$124,344
Teresa S. Gendron (2)	37,500	86,844	124,344
Aaron P. Jagdfeld (3)	87,500	86,844	174,344
Daniel O'Leary (2)	37,500	86,844	124,344
David A. Owens (4)	72,500	86,844	159,344
Joseph M. Scharfenberger, Jr. (5)	—	—	—
John Swygert (2)	37,500	86,844	124,344
Philip K. Woodlief (6)	91,250	86,844	178,094
Richard F. Zannino (5)	—	—	—

(1)The amount included in the “Option Awards” column represents the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. See Note 13 - Stock Based Compensation, to the Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 25, 2021 for additional details. The amount of RSUs represents a $100,000 annual award pro-rated from the grant date to the estimated date of the next annual meeting of stockholders.

(2)Ms. Dowling, Ms. Gendron, Mr. O’Leary, and Mr. Swygert are all new board members upon completion of the Business Combination. They are each entitled to an annual Board Fee of $75,000 and were paid their pro-rated share in 2021.

(3)Mr. Jagdfeld is a member of the Board and is entitled to a $75,000 annual board fee and an additional $15,000 fee for serving as the chair of our Compensation Committee. He received a prorated portion of that fee in 2021. Mr. Jagdfeld was also a board member of The Hillman Companies, Inc. prior to the completion of the Business Combination, in that role he was entitled to an annual Board fee of $60,000 and an annual Audit Committee fee of $15,000. He received a prorated portion of those fees in 2021.

(4)Mr. Owens is a member of the Board and is entitled to a $75,000 annual board fee. He received a prorated portion of that fee in 2021. Mr. Owens was also a board member of The Hillman Companies, Inc. prior to the completion of the Business Combination, in that role he was entitled to an annual Board fee of $60,000. He received a prorated portion of those fees in 2021.

(5)Mr. Scharfenberger and Mr. Zannino are each employed and compensated by CCMP and were not compensated for their services on the Board or its predecessors during the year ended December 25, 2021.

(6) Mr. Woodlief is a member of the Board and is entitled to a $75,000 annual board fee and an additional $20,000 fee for serving as our Audit Committee chair. He received a prorated portion of that fee in 2021. Mr. Woodlief was also a board member of The Hillman Companies, Inc. prior to the completion of the Business Combination, in that role he was entitled to an annual Board fee of $60,000 and an annual Audit Committee fee of $15,000. He received a prorated portion of those fees in 2021.

Directors do not receive any perquisites or other personal benefits from the Company.

Our Board approved a non-employee director compensation policy that provides annual compensation for our non-employee directors (other than those affiliated with CCMP Capital Advisors, LP or Oak Hill Capital Partners) in the following amounts:

Compensation Element	Amount
Annual cash retainer	$75,000
Additional annual cash retainer for chair of the Audit Committee	20,000
Additional annual cash retainer for chair of the Compensation Committee	15,000
Annual equity retainer	$100,000 of restricted stock units vesting upon the sooner of the one year anniversary of the grant date or the next annual meeting of stockholders

We also reimburse expenses incurred by our nonemployee directors to attend Board and committee meetings. Directors who are also our employees do not receive cash or equity compensation for services on our Board in addition to compensation payable for their services as employees.

As mentioned above, our non-employee directors (other than those affiliated with CCMP Capital Advisors, LP) are subject to stock ownership guidelines requiring them to hold shares of the Company’s common stock with a value equal to three (3) times his or her annual cash retainer. Non-employee directors are required to achieve the applicable level of ownership within five (5) years from the later of (a) the date these guidelines were adopted or (b) the date the person was initially elected as a director.

Item No. 2 Advisory Vote to Approve Executive Compensation

You are being asked to vote, on a nonbinding, advisory basis, to approve the compensation of our NEOs. The Board recommends that you vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our stockholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the Compensation Discussion & Analysis, our compensation philosophy is to attract and retain the best management talent and to motivate these associates to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Hillman. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2023 Annual Meeting.

The Board Recommends a Vote For This Proposal.

Item No. 3 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

You are being asked to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation. The Board recommends a vote of ONE YEAR for the frequency of future advisory votes on executive compensation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act also require that stockholders be given the right to vote, again on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs.

Since this is our first Annual Meeting, we have not previously held an advisory vote on the frequency of future advisory votes on executive compensation. The Board believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Hillman and it therefore recommends that you vote for the one year alternative.

The vote is advisory. This means that the vote is not binding on Hillman. Our Board will determine the actual voting frequency for approval of executive compensation. In so doing the Board will consider, along with all other relevant factors, the results of this vote. The Board may decide to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by stockholders.

The proxy card provides stockholders the opportunity to choose among four options for the frequency of the advisory vote: every one, two, or three years, or abstain from casting a vote. Stockholders will not be voting to approve or to disapprove the recommendation of the Board. The option receiving the most affirmative votes will be the outcome of the advisory vote. Broker non-votes and abstentions will have no effect on the outcome of this vote.

The Board Recommends a One Year Frequency for This Proposal.

Item No. 4 Ratification of the Appointment of Independent Auditor

You are being asked to ratify the appointment of Hillman’s independent auditor, Deloitte & Touche LLP. The Board recommends that you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2022. We are asking stockholders to ratify the appointment of Deloitte because we value our stockholders’ views on the Company’s independent registered public accounting firm selection and as a matter of good corporate governance.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm. The Audit Committee regularly evaluates the qualifications, performance, and independence of the independent registered public accounting firm, and whether the firm should be rotated.

The Audit Committee and the Board believe that the selection of Deloitte to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders. The Audit Committee will reconsider the appointment of Deloitte if its selection is not ratified by the stockholders. The Audit Committee may also reconsider the appointment of Deloitte at any time even if the selection is ratified by stockholders

Change in Independent Auditors

As previously disclosed in the Company’s Form 8-K filed on March 29, 2022, the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for fiscal 2022. Several firms were invited to participate in this process including KPMG LLP (“KPMG”), which had served as the Company’s independent registered public accounting firm since 2010 (including service KPMG performed on behalf of The Hillman Companies, Inc., the predecessor registrant for our business prior to the business combination with the Company on July 14, 2021).

As a result of this process, following the review and evaluation of the proposals from the participating firms, on March 23, 2022, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022 and dismissed KPMG as the Company’s independent registered public accounting firm.

The audit reports of KPMG on the Company’s financial statements as of and for the fiscal years ended December 25, 2021 and December 26, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 25, 2021 and December 26, 2020 and during the subsequent interim period through March 23, 2022 there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in the Company’s internal control over financial reporting as disclosed in the Company’s annual report on Form 10-K for the year ended December 26, 2020 related to design and maintenance of effective controls over the completeness and accuracy of the accounting for, and disclosure of, the valuation allowance against deferred tax assets. In response to the material weakness, management implemented changes to its internal control over financial reporting to remediate the control deficiencies that gave rise to the material weakness. Those changes included the engagement of third party consultants to assist with technical tax accounting research and application of guidance, the addition of a committee to review technical accounting issues and ensure the Company has the appropriate subject matter experts engaged, and hiring additional personnel in our tax department. The Company has tested the newly implemented controls and found them to be effective, and therefore have concluded that as of December 25, 2021, the previously identified material weakness has been remediated.

During the Company’s fiscal years ended December 25, 2021 and December 26, 2020 and during the subsequent interim period through March 23, 2022, neither the Company, nor anyone on behalf of the Company, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company and its subsidiaries, and no written report or oral advice was provided by Deloitte to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

In connection with our Current Report on Form 8-K, filed with the SEC on March 29, 2022, the Company provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of KPMG’s letter dated March 29, 2022 is filed as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on March 29, 2022.

Independent Auditor Attendance at the Annual Meeting

Representatives of KPMG, our independent registered public accounting firm for the most recently completed fiscal year (2021), and Deloitte, our independent registered public accounting firm for the current fiscal year (2022) will be present at the 2022 Annual Meeting. These representatives will have an opportunity at the annual meeting to make a statement if they so desire and will also be available to respond to appropriate stockholder questions.

Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees

For the fiscal years ended December 25, 2021 (fiscal 2021) and December 26, 2020 (fiscal 2020), the Company paid, or will pay, the following fees to its independent auditor for services rendered during the year or for the audit in respect of those years (dollars in thousands):

	Fiscal 2021	Fiscal 2020
Independent Auditor	KPMG	KPMG
Audit Fees(1)	$1,140	$1,303
Audit Related Fees(2)	30	—
Tax Fees(3)	—	—
All Other Fees	—	—
Total	$1,170	$1,303

(1)Audit fees consist of fees for professional services rendered for the audit of the Company’s Consolidated Financial Statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

(2)Audit related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s Consolidated Financial Statements and are not under “Audit Fees.”

(3)Tax fees consist of fees billed for professional services for tax compliance, tax advice, and tax planning. There were no tax fees billed by KPMG in 2021 or 2020.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG on a case-by-case basis, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. These services may include audit services, audit related services, tax services, and other related services. KPMG and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval policy, and the fees for the services performed to date. In accordance with its policies and procedures, the Audit Committee pre-approved 100% of the audit and non-audit services performed by KPMG for the years ended December 25, 2021 and December 26, 2020.

The Board Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles.

In performing its functions, the Audit Committee:

•Met separately with the Company’s internal auditor and KPMG with and without management present to discuss the results of the audits;

•Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;

•Met regularly in executive sessions;

•Reviewed and discussed with management the audited financial statements included in our Annual Report;

•Discussed with KPMG the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•Received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant's communication with the Audit Committee concerning independence and discussed the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2021, as filed with the SEC.

This report is submitted by the Audit Committee.

Philip K. Woodlief (Chair)
Teresa Gendron
Daniel O’Leary
John Swygert

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of such materials) unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact our Secretary at 10590 Hamilton Avenue, Cincinnati, Ohio 45231, or via telephone at 513-851-4900.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

HILLMAN™

HILLMAN SOLUTIONS CORP.
10590 HAMILTON AVE
CINCINNATI, OH 45231

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hillman Solutions Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76376-P72591 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HILLMAN SOLUTIONS CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" Items 1 and 2, "ONE YEAR" for Item 3, and "FOR" Item 4.

Vote on Directors

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01) Douglas J. Cahill
02) Joseph M. Scharfenberger, Jr.
03) Richard F. Zannino

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the

____

Vote on Proposals

	For	Against	Abstain
2. To approve, by non-binding vote, the compensation of our named executive officers;	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by non-binding vote, the frequency of future non-binding votes on the compensation of our named executive officers;	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2022; and	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted "FOR" Items 1 and 2, "ONE YEAR" for Item 3, and "FOR" Item 4.** If any other matters properly come before the meeting.

Please sign your name(s) exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on June 14, 2022:
The Combined Proxy Statement / Annual Report. are available at www.proxyvote.com.

D76377-P72591

Hillman Solutions Corp.
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, JUNE 14, 2022
10:30 AM, EASTERN TIME
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Robert O. Kraft and Douglas D. Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hillman Solutions Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., Eastern Time on June 14, 2022, at the virtual meeting accessible at www.virtualshareholdermeeting.com/HLMN2022, and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" Items 1 and 2, "ONE YEAR" for Item 3, and "FOR" Item 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE